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                                                       INTRENET, INC.
                                                       STATEMENT RE: COMPUTATION
                                                       OF PER SHARE EARNINGS





                                                                1996             1995             1994
Weighted average shares outstanding during period            13,427,338       13,197,728        9,080,131


Assumed exercise of options and warrants                        136,493          605,209          884,370


Shares assumed for primary earnings per share                13,563,831       13,802,937        9,964,501

Effect on number of shares of using yearend share
      price for fully diluted calculation                        -                -                83,198

Assumed conversion of 7% Convertible
      Subordinated Debentures                                    -                -             3,636,363


Shares assumed for fully diluted earnings per share          13,563,831       13,802,937       13,684,062



Earnings (loss) for the period:
    ($ in Thousands)


    Net earnings                                           $     (3,475)    $       (212)    $      5,165


Earnings (loss) per common and
      common equivalent share:

      Primary                                              $     ($0.26)    $     ($0.02)    $      $0.52

      Fully Diluted                                        $     ($0.26)    $     ($0.02)    $      $0.40






                                                                                              EXHIBIT  11

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